Exhibit 5.1

Curtis, Mallet-Prevost, Colt & Mosle llp
Almaty	London
Astana	Mexico City	Attorneys and Counsellors at Law	Telephone 212-696-6000
Dubai	Milan		Facsimile 212-697-1559
Frankfurt	Muscat	101 Park Avenue	www.curtis.com
Houston	Paris	New York, New York 10178–0061
Istanbul	Washington, D.C.

August 3, 2011

NPS Pharmaceuticals, Inc.

550 Hills Drive, 3rd Fl.

Bedminster, New Jersey  07921

Ladies and Gentlemen:

We have acted as special counsel to NPS Pharmaceuticals, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, with respect to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by the Company of an additional 4,650,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), issuable under the Company’s 2005 Omnibus Incentive Plan (the “Plan”).

In connection herewith, we have examined the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, each as amended to date, along with the Registration Statement and all exhibits thereto, and such other documents as we have considered necessary.

In rendering this opinion, we have assumed, without any independent investigation or verification of any kind, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or facsimile copies.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, the Shares to be newly issued by the Company under the Plan, when duly issued, sold and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is limited to questions arising under the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Curtis, Mallet-Prevost, Colt & Mosle LLP

Curtis, Mallet-Prevost, Colt & Mosle LLP